Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of July 28, 2014 (the "Effective Date"), by and between MusclePharm Corporation, a Nevada Corporation (the "Company"), and Donald Prosser, an individual ("Executive"). The Company and Executive are sometimes referred to herein as a "party" or collectively as the "parties."

RECITALS

WHEREAS, Executive is willing to continue to be employed by the Company and provide services to the Company under the terms and conditions stated herein, as of April 16, 2014 (the “Start Date”); and

WHEREAS, the Company and Executive now mutually desire to enter into this Agreement as approved by the Board.

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	Employment and Duties

1.1       Employment. The Company hereby agrees to employ Executive as Chief Financial Officer of the Company and Executive hereby accepts such employment as of the Effective Date pursuant to the terms, covenants and conditions set forth herein. Executive shall report directly to the President ("President") of the Company.

1.2       Duties. Executive shall have the overall responsibility as the Chief Financial Officer of the Company and its operations, and shall perform all duties and responsibilities and have such powers which are commonly incident to the offices and positions held by him, as well as any additional responsibilities and authority as may be from time to time assigned or delegated to him by the President and the Board. Executive shall perform the duties assigned to him to the best of his ability and in a manner satisfactory to the Company.

1.3       Time and Efforts. Executive will devote his full business time, efforts, attention, and energies to the business of the Company and to the performance of Executive's duties hereunder during the Term (as defined below), and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services, either directly or indirectly, without the prior written consent of the Company; provided that, nothing herein shall preclude Executive from (i) continuing to serve on any board of directors or trustees of any "not for profit" organization, (ii) being involved in charitable activities, or (iii) managing his personal and family passive investments; provided, further that, in each case, and in the aggregate, such activities shall not materially conflict with or interfere with the performance of Executive's duties hereunder or conflict with his duty of loyalty and/or fiduciary duties owed to the Company.

2.	Term

Unless earlier terminated as provided in Section 5, the Company shall employ Executive in the capacity set forth herein for a term commencing on the Start Date and ending on December 31, 2015 (the “Expiration Date”), which can be extended, in the sole discretion of the Company’s Chief Executive Officer, in one-year increments, such extension to be provided to the Executive on a date no less than thirty (30) days prior to the Expiration Date. Such period, as may be terminated earlier or extended, to be referred to herein as the "Term".

3.	Compensation

As compensation for the services to be rendered by Executive for and on behalf of the Company hereunder, Executive shall be entitled to the following:

3.1       Base Salary. Executive shall receive an annual base salary of $275,000. Salary payments shall be subject to all applicable federal and state withholding, payroll, and other taxes, and all applicable deductions for benefits as may be required by law or Executive's authorization. Executive's Base Salary will be reviewed at least annually by the Compensation Committee (the "Committee") of the Board and may be increased at the discretion of the Committee.

3.2       Bonus. In addition to Base Salary, Executive shall be eligible to receive one or more cash bonuses to be determined by the Committee in its sole discretion based on performance criteria to be adopted by the Committee, with a potential bonus pool of $225,000 per year, which may be adjusted at the discretion of the Committee. Any such bonus or bonuses shall be subject to all applicable federal and state withholding, payroll and other taxes, and all applicable deductions for benefits as may be required by law, and shall be paid to Executive no later than the 15th day of the third calendar month following the end of the fiscal year (or other performance period) with respect to which the bonus relates.

3.3       Equity Compensation. Executive may, as determined by the Committee in its discretion, periodically receive grants of stock options, restricted stock or other equity-related awards from the Company's various equity compensation plans, subject to the terms and conditions thereof. If the Company does not extend the Term of this Agreement pursuant to Section 2 during any year throughout the duration of the Term, any outstanding but unvested stock options, restricted stock or other equity-related awards shall accelerate and immediately vest in their entirety.

3.4       Compensation Committee. Any bonus and any equity consideration to be provided to Executive shall be reviewed and determined by the Committee on an annual basis to set performance criteria for purposes of compliance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

3.5       Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the performance of his duties, provided that Executive provides adequate documentation required by law and by the policies and procedures of the Company, as adopted and amended from time to time, provided that in no event shall Executive submit any required documentation later than sixty (60) days after the end of the calendar year in which such expense was incurred. Any such reimbursement shall be made as soon as reasonably practicable but in no event later than the 15th day of the third month following the calendar year in which the applicable expense was incurred. Executive acknowledges and agrees that all such expenses will be subject to the oversight of the Audit Committee of the Board. The Company shall also provide Executive with a laptop computer and cell phone for his business use during the Term.

3.6       Vacation. Executive shall be entitled to accrue four (4) weeks of paid vacation each year pursuant to the terms and provisions of the Company's vacation leave policies as in effect from time to time. Although unused vacation may be carried over from year to year, the maximum cap on accrual shall be equal to one hundred fifty percent (150%) of the annual accrual.

3.7       Benefits.       Executive shall be entitled to participate in and receive all benefits made available by the Company to its executive officers, subject to and on a consistent basis with the terms, conditions and overall administration of such plans and arrangements, including without limitation, medical, dental, vision, life and disability insurance plans and coverage, and defined benefit, defined contribution or other 401 (k) program, including all Company matching provisions.

4.	Confidential Information; Non-Compete; Non-Solicitation

4.1       Confidential Information.       Executive acknowledges that, during the course of his employment, he will have access to and will receive information which constitutes trade secrets, is of a confidential nature, is of significant value to the Company and/or is a foundation on which the business of the Company is predicated. With respect to all such Confidential Information (as defined hereafter), Executive agrees, during the Term and thereafter, not to disclose such Confidential Information to any person other than an employee, counsel, or advisor of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties hereunder nor to use such Confidential Information for any purpose other than the performance of his duties hereunder. For purposes of this Agreement, the term "Confidential Information" includes all data or material (regardless of form) with respect to the Company or any of its assets, prospects, business activities, officers, directors, employees, borrowers, or clients which is: (a) a trade secret, as defined by the Uniform Trade Secrets Act; (b) provided, disclosed, or delivered to Executive by the Company, any officer, director, employee, agent, attorney, accountant, consultant, or other person or entity employed by the Company in any capacity, any client, borrower, advisor, or business associate of the Company, or any public authority having jurisdiction over the Company or any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of Executive or the Company (whether or not such information was developed in the performance of this Agreement). Notwithstanding the foregoing, the term "Confidential Information" shall not include any information, data, or material which, at the time of disclosure or use, was generally available to the public other than by a breach of this Agreement, was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company or a third party without breaching any obligations of the Company or such third party, or was otherwise developed or obtained legally and independently by the person to whom disclosed without a breach of this Agreement. This Section 4.1 shall not preclude Executive from disclosing Confidential Information if compelled to do so by law or valid legal process, provided that if Executive believes Executive is so compelled by law or valid legal process, Executive will notify the Company in writing sufficiently in advance of any such disclosure to allow the Company the opportunity to defend, limit, or otherwise protect its interests against such disclosure unless such notice is prohibited by law. The rights and obligations of the parties under this paragraph shall survive the expiration or termination of this Agreement for any reason.

4.2       Non-Competition. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, and in order to protect the Confidential Information, business goodwill, and business opportunities of the Company, Executive agrees that, during the Term and for a period of six (6) months after the termination of Executive's employment and this Agreement, he will not, directly or indirectly, engage in or become interested financially in, as a principal, employee, partner, contractor, shareholder, agent, manager, owner, advisor, lender, guarantor, officer, or director, any business (other than the Company) that is engaged in the nutritional supplement industry and/or related products; provided, however, that Executive shall be entitled to continue to invest in stocks, bonds, or other securities in any such business (without otherwise participating in such business) if: (a) such stocks, bonds, or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market; and such investment does not exceed, in the case of any capital stock of any one issuer, five percent of the issued and outstanding capital stock, or in the case of bonds or other securities, five percent of the aggregate principal amount thereof issued and outstanding; or (b) such investment is completely passive and no control or influence over the management or policies of such business is exercised.

4.3       Non-Solicitation.       Executive agrees that he will not, at any time during the Term, or at any time within twelve (12) months after the termination of his employment, for his own account or benefit or for the account or benefit of any other person, firm or entity, directly or indirectly, solicit for employment any employee of the Company (or any person who was an employee of the Company in the 90-day period before such solicitation) or induce any employee of the Company (or any person who was an employee of the Company in the 90-day period before such inducement) to terminate his employment with the Company. Notwithstanding the above, the restrictions relating to persons employed in the 90-day period referenced in the parentheticals in the immediately preceding sentence shall not apply to a person who was a party to an employment agreement with the Company and who terminates his employment for Good Reason or is terminated by the Company without Cause. The rights and obligations of the parties under this Section 4.3 shall survive the expiration or termination of this Agreement for any reason.

4.4       Proprietary Matters. Executive expressly agrees that any and all improvements, inventions, discoveries, processes, or know-how that are generated or conceived by Executive during the Term, whether conceived during Executive's regular working hours or otherwise, will be the sole and exclusive property of the Company. Whenever requested by the Company (either during the Term or thereafter), Executive will assign or execute any and all applications, assignments and/or other documents, and do all things which the Company reasonably deems necessary or appropriate, in order to permit the Company to: (a) assign and convey, or otherwise make available to the Company, the sole and exclusive right, title, and interest in and to said improvements, inventions, discoveries, processes or know-how; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names, or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes, or know-how. However, the improvements, inventions, discoveries, processes, or know-how generated or conceived by Executive and referred to in this Section 4.4 (except those which may be included in the patents, copyrights, or registered trade names or trademarks of the Company) will not be exclusive property of the Company at any time after having been disclosed or revealed or have otherwise become available to the public or to a third party on a non-confidential basis other than by a breach of this Agreement, or after they have been independently developed or discussed without a breach of this Agreement by a third party who has no obligation to the Company. The rights and obligations of the parties under this Section 4.4 shall survive the expiration or termination of this Agreement for any reason.

4.5       Injunctive Relief. Executive acknowledges and agrees that any violation of Sections 4.1, 4.2, 4.3 or 4.4 of this Agreement would result in irreparable harm to the Company and, therefore, agrees that, in the event of an actual, suspected, or threatened breach of Sections 4.1, 4.2, 4.3 or 4.4 of this Agreement, the Company shall be entitled to an injunction restraining Executive from committing or continuing such actual, suspected or threatened breach. The parties acknowledge and agree that the right to such injunctive relief shall be cumulative and shall not be in lieu of, or be construed as a waiver of the Company's right to pursue, any other remedies to which it may be entitled in law or in equity. The parties agree that for purposes of Sections 4.1, 4.2, 4.3 and 4.4 of this Agreement, the term "Company" shall include the Company and its affiliates.

5.	Termination

Executive's employment by the Company and this Agreement may be terminated before the expiration of the Term, without breach of this Agreement, in accordance with the provisions set forth below:

5.1       Termination by the Company for Cause. The Company may terminate Executive's employment and this Agreement for Cause (as defined below), but only after: (i) giving Executive written notice of the failure or conduct which the Company believes to constitute Cause; and (ii) with respect to elements (a) through (e) below, providing Executive a reasonable opportunity, and in no event more than twenty (20) days, to cure such failure or conduct, unless the Board determines in its good faith judgment that such failure or conduct is not reasonably capable of being cured. In the event Executive does not cure the alleged failure or conduct within the time frame provided for such cure by the Company, the Company shall send him written notice specifying the effective date of termination. The failure by the Company to set forth in the notice referenced in this Section 5.1 any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company to assert, or preclude the Company from asserting, such fact or circumstance in enforcing its rights hereunder. For purposes of this Agreement, the term "Cause" means:

(a)           conviction of a felony or a crime involving fraud or moral turpitude; or

(b)           theft, material act of dishonesty or fraud, intentional falsification of any employment or Corporation records, or commission of any criminal act which impairs participant’s ability to perform appropriate employment duties for the Corporation; or

(c)           intentional or reckless conduct or gross negligence materially harmful to the Corporation or the successor to the Corporation after a Change in Control , including violation of a non-competition or confidentiality agreement; or

(d)           willful failure to follow lawful instructions of the person or body to which participant reports; or

(e)           gross negligence or willful misconduct in the performance of participant’s assigned duties.  Cause shall not include mere unsatisfactory performance in the achievement of participant’s job objectives.

If the Company terminates Executive's employment for Cause, then Executive shall be entitled to receive the payments and benefits set forth in Section 6.1 below.

The Company may suspend Executive with pay pending an investigation authorized by the Company or a governmental authority or a determination whether Executive has engaged in acts or omissions constituting Cause, and such paid suspension shall not constitute Good Reason or a termination of Executive’s employment.

5.2	Termination by the Company Without Cause.

(a)       The Company may terminate the employment of Executive and this Agreement at any time during the Term of this Agreement without Cause by giving Executive written notice of such termination, to be effective thirty (30) days following the giving of such written notice, in which case Executive shall receive the compensation, severance, and benefit continuation required by Section 6.3 below; provided, however, that if Company terminates Executive's employment without Cause during the Protection Period (as defined below), then Executive shall be entitled to receive the payments and benefits set forth in Section 6.4 below.

(b)       For purposes of this Agreement, the term "Protection Period" means the period of time commencing on the date of the first occurrence of a Change in Control (as defined below in Section 5.2(c)) and continuing until the earlier of the (i) the second anniversary of the first occurrence of the Change in Control and (ii) the Term of this Agreement; and the six (6) month period prior to such Change in Control date if the Executive is terminated without Cause or terminates for Good Reason and in either case such termination (x) was requested by the third party that effectuates the Change in Control, or (y) occurs in connection with or in anticipation of a Change in Control, it being agreed that any such action taken following stockholder approval of a transaction which if consummated would constitute a Change in Control shall be deemed to be in anticipation of a Change in Control provided such transaction is actually consummated.

(c)       For purposes of this Agreement, the term "Change in Control" means the happening of any of the following events:

i.       a tender offer (or series of related offers) shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of the Company, unless as a result of such tender offer more than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the stockholders of the Company (as of the time immediately prior to the commencement of such offer), any employee benefit plan of the Company or its subsidiaries, and their affiliates;

ii.       the Company shall be merged or consolidated with another corporation, unless as a result of such merger or consolidation more than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the stockholders of the Company (as of the time immediately prior to such transaction), any employee benefit plan of the Company or its subsidiaries, and their affiliates;

(iii)       the Company shall sell substantially all of its assets to another corporation that is not wholly owned by the Company, unless as a result of such sale more than 50% of such assets shall be owned in the aggregate by the stockholders of the Company (as of the time immediately prior to such transaction), any employee benefit plan of the Company or its subsidiaries and their affiliates; or

(iv)       a person (as defined below) shall acquire 50% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record), unless as a result of such acquisition more than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the stockholders of the Company (as of the time immediately prior to the first acquisition of such securities by such person), any employee benefit plan of the Corporation or its subsidiaries, and their affiliates.

5.3       Termination by the Company Due to Inability to Perform or Death. Executive's employment and this Agreement may be terminated by the Company as follows:

(a)       To the extent permitted by law, upon thirty (30) days' notice to Executive in the event of Executive's Inability to Perform. For this purpose, the term "Inability to Perform" means and shall be deemed to have occurred if Executive has been determined under the Company's long term disability plan to be eligible for long-term disability benefits or, in the event the Company does not maintain such a plan or in the absence of Executive's participation in or application for benefits under such a plan, such term shall mean the inability of Executive, despite any reasonable accommodation required by law, due to bodily injury or disease or any other physical or mental incapacity, to perform the services required hereunder for a period of ninety (90) consecutive days; or

(b)	Immediately upon the death of Executive.

5.4       Termination by Executive for Good Reason. Executive may terminate his employment and this Agreement at .any time for Good Reason (as defined below). A termination of employment and this Agreement by Executive for Good Reason shall entitle Executive to payments and other benefits as specified in Section 6.3, unless such termination occurs during the Protection Period in which case the payments and benefits in Section 6.4 shall apply. For purposes of this Agreement, the term "Good Reason" means, subject to the notice and cure provisions herein, any of the following actions if taken without Executive's prior written consent: (a) the assignment to the Executive of any duties inconsistent with the position in the Corporation that Executive held immediately prior to the assignment; (b) a Change of Control resulting in a significant adverse alteration in the status or conditions of Executive’s participation with the Corporation or other nature of Executive’s responsibilities from those in effect prior to such Change of Control, including any significant alteration in Holder’s responsibilities immediately prior to such Change in Control; (c) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive prior to such failure; or (d) any other action or inaction that constitutes a material breach by the Company of this Agreement. To exercise the option to terminate employment for Good Reason, Executive must provide written notice to the Company of Executive's belief that Good Reason exists within sixty (60) days of the initial existence of the Good Reason condition, and that notice shall describe in reasonable detail the condition(s) believed to constitute Good Reason. The Company then shall have thirty (30) days to remedy the Good Reason condition(s). If not remedied within that 30-day period or if the Company notifies Executive that it does not intend to cure such condition(s) before the end of that 30-day period, Executive may submit a notice of termination to the Company; provided, however, that the notice of termination invoking Executive's option to terminate employment for Good Reason must be given no later than one hundred (100) days after the date the Good Reason condition first arose; otherwise, Executive shall be deemed to have accepted the condition(s), or the Company's correction of such condition(s), that may have given rise to the existence of Good Reason.

5.5       Termination by Executive Without Good Reason. Executive may also terminate his employment and this Agreement without Good Reason by providing at least ninety (90) days' written notice of such termination to the Company. In the event of a termination pursuant to this Section 5.5, Executive shall be entitled to payments and other benefits as specified in Section 6.1 below. At the Company's option, the Company may accelerate the date of Executive's termination of employment by paying to Executive the Base Salary and value of the benefits that Executive would have received during the period by which the date of termination is so accelerated and such acceleration shall not change the characterization of the termination by Executive as a termination without Good Reason .

5.6       Return of Confidential Information and Company Property. Upon termination of Executive's employment for any reason, Executive shall immediately return all Confidential Information and other Company property to the Company.

6.	Effect of Termination

6.1       Termination by the Company for Cause or Termination by Executive Without Good Reason. In the event Executive's employment and this Agreement are terminated pursuant to Sections 5.1 or 5.5 above:

(a)       The Company shall pay to Executive, or his representatives, on the date of termination of employment only that portion of the Base Salary provided in Section 3.1 that has been accrued through the date of termination, any accrued but unpaid vacation pay provided in Section 3.6, any accrued benefits provided in Section 3.7, and any expense reimbursements due and owing to Executive as of the date of termination; and

(b)       Executive shall not be entitled to: (i) any other salary or compensation; (ii) any bonus pursuant to Section 3.2; (iii) any equity consideration pursuant to Section 3.3; nor (iv) any additional benefits pursuant to Section 3.7; and

(c)       Executive shall return the laptop computer and cellular telephone within five (5) business days of the date of termination.

6.2       Termination by the Company Due to Executive’s Inability to Perform or Death. In the event Executive's employment and this Agreement are terminated pursuant to Section 5.3 above, the Company shall pay to Executive, or his representatives, all of the following:

(a)       The payments, if any, referred to in Section 6.1(a) above as of the date of termination; and

(b)       Subject to compliance with Section 409A of the Code, an amount equal to the greater of (i) one hundred percent (100%) of Executive's target bonus for the year in which the date of termination occurs or (ii) a bonus for such year as may be determined by the Committee in its sole discretion. This amount shall be paid in the form of a lump sum, less applicable statutory deductions and withholdings, as soon as practicable after the date of termination, but no later than March 15 of the year immediately following the year in which the date of termination occurs; and

(c)       For a termination due to Inability to Perform only, and provided that Executive or his representative signs a Release (as defined in Section 17), then the Company shall pay Executive a severance equal to six (6) months of Executive's Base Salary at the time of termination. This severance amount shall be paid to Executive in equal regular installments over the six (6) month period pursuant to the Company's regular payroll periods, less applicable statutory deductions and tax withholdings. The first installment shall be paid to Executive on the first payroll period after the date of termination and after the effective date of the Release; and

(d)       Should Executive or his representatives timely elect to continue coverage under a group health insurance plan sponsored by the Company or one of its affiliates and timely make the premium payments, reimburse Executive on a monthly basis for the cost of continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or other applicable law for Executive and any eligible dependents until the earlier of (i) the date Executive is no longer entitled to continuation coverage under COBRA or (ii) for twelve (12) months after the date of termination.

6.3       Termination by the Company Without Cause and Without a Change in Control or by Executive for Good Reason Without a Change in Control. In the event Executive's employment is terminated pursuant to Sections 5.2 or 5.4 above at any time in which there has not been a qualifying Change in Control termination, the Company shall pay Executive on the date of termination the payments referred to in Section 6.1(a) above, and provided that Executive signs a Release (as defined in Section 17), Executive shall also receive all of the following:

(a)       A severance package equal to the lesser of (i) nine (9) months of Executive's Base Salary at the time of termination and (ii) the Base Salary remaining under the Term of this Agreement. This severance amount shall be paid to Executive in equal regular installments over the three (3) month period pursuant to the Company's regular payroll periods, less applicable statutory deductions and tax withholdings. The first installment shall be paid to Executive on the first payroll period after the date of termination and after the effective date of the Release; and

(b)       Subject to compliance with Section 409A of the Code, an amount equal to the greater of (i) (A) if the date of termination occurs between January 1 and June 30, then twenty-five percent (25%) of Executive's target bonus for the year in which the date of termination occurs or (B) if the date of termination occurs between July 1 and December 31, then fifty percent (50%) of Executive's target bonus for the year in which the date of termination occurs; and (ii) a bonus for such year as may be determined by the Committee in its sole discretion. This amount shall be paid in the form of a lump sum, less applicable statutory deductions and withholdings, as soon as practicable after the date of termination, but no later than March 15 of the year immediately following the year in which the date of termination occurs;

(c)       Should Executive or his representatives timely elect to continue coverage under a group health insurance plan sponsored by the Company or one of its affiliates and timely make the premium payments, reimburse Executive on a monthly basis for the cost of continued coverage under the COBRA for Executive and any eligible dependents until the earlier of (i) the date Executive is no longer entitled to continuation coverage under COBRA or (ii) for twelve (12) months after the date of termination; and

(d)       Unless otherwise provided in the equity award agreement, all stock options and other stock incentive awards held by Executive will become fully vested and immediately exercisable and all restrictions on any restricted stock held by Executive will be removed; provided, however, Executive shall not be released from the black-out periods for the next financial reporting quarter following the date of termination or Securities Exchange Act of 1934, as amended (the "Exchange Act"), trading obligations typically required for an executive in this position.

6.4       Termination by the Company Without Cause After a Change in Control or by Executive for Good Reason After a Change in Control. In the event Executive's employment is terminated pursuant to Sections 5.2 or 5.4 above during the Protection Period, the Company shall pay Executive on the date of termination the payments referred to in Section 6.l (a) above, and provided that Executive signs a Release (as defined in Section 17), Executive shall also receive all of the following:

(a)       Subject to compliance with Section 409A of the Code, a severance package equal to one year of Executive's Base Salary immediately prior to the Change in Control. This severance amount shall be paid to Executive in equal regular installments over a 12-month period pursuant to the Company's regular payroll periods, less applicable statutory deductions and tax withholdings. The first installment shall be paid to Executive on the first payroll period after the date of termination and after the effective date of the Release ; and

(b)       Subject to compliance with Section 409A of the Code, an amount equal to the greater of (i) one hundred percent (100%) of Executive's target bonus for the year in which the date of termination occurs or (ii) a bonus for such year as may be determined by the Committee in its sole discretion. This amount shall be paid in the form of a lump sum, less applicable statutory deductions and withholdings, as soon as practicable after the date of termination, but no later than March 15 of the year immediately following the year in which the date of termination occurs; and

(c)       A one-time cash payment of five hundred thousand dollars ($500,000.00), less applicable statutory deductions and tax withholdings, to be paid within thirty (30) days of the date of termination; and

(d)       Should Executive or his representatives timely elect to continue coverage under a group health insurance plan sponsored by the Company or one of its affiliates and timely make the premium payments , reimburse Executive on a monthly basis for the cost of continued coverage under the COBRA for Executive and any eligible dependents until the earlier of (i) the date Executive is no longer entitled to continuation coverage under COBRA or (ii) for twelve (12) months after the date of termination; and

(e)       All stock options and other incentive awards held by Executive will become fully vested and immediately exercisable and all restrictions on any restricted stock held by Executive will be removed; provided, however, Executive shall not be released from the black-out periods for the next financial quarter following the date of termination or Exchange Act, trading obligations typically required for an executive in this position.

7.	Successors and Assigns

This Agreement is personal in nature, and neither this Agreement nor any part of any obligation herein shall be assignable by Executive. The Company shall be entitled to assign this Agreement to any affiliate of the Company or any person or entity that assumes the ownership and control of the business of the Company. This Agreement shall inure to the benefit of and shall be binding upon the parties and their successors and assigns.

8.	Severability

Should any term, provision, covenant or condition of this Agreement be held to be void or invalid, the same shall not affect any other term, provision, covenant or condition of this Agreement, but such remainder shall continue in full force and effect as though each such voided term, provision, covenant, or condition is not contained herein.

9.	Governing Law and Venue

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, excluding its choice-of-law principles. Subject to Sections 4.5 and 10, and without in any way limiting the applicability of binding arbitration, each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Denver, Colorado in any action or proceeding arising out of or relating to this Agreement and further agrees that all claims in respect of the action or proceeding may be heard and determined in any such court to the extent that any court proceeding is necessary in connection with Sections 4.5 and 10, and further agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner so provided by law.

10.	Binding Arbitration

Except as provided in Section 4.5, any and all disputes which involve or relate in any way to this Agreement and/or to Executive’s employment, Executive's termination of employment with the Company or termination of this Agreement, whether initiated by Executive or by the Company and whether based on contract, tort, statute, or common law, shall be submitted to and resolved by final and binding arbitration as the exclusive method for resolving all such disputes. The arbitration shall be private and confidential and conducted in Denver, Colorado pursuant to the Federal Arbitration Act and applicable Colorado law, and pursuant to the applicable rules of the American Arbitration Association ("AAA") relating to employment disputes, unless the parties otherwise mutually agree to modify the AAA Rules.

The party demanding arbitration shall submit a written claim to the other party, setting out the basis of the claim or claims, within the time period of any applicable statute of limitations relating to such claim(s). If the parties cannot mutually agree upon an arbitrator, then the parties shall select a neutral arbitrator through the procedures established by the AAA. The arbitrator shall have the powers provided under the Colorado Code of Civil Procedure relating to the arbitration of disputes, except as expressly limited or otherwise provided in this Agreement. The parties shall have the right to reasonable discovery as mutually agreed or as determined by the arbitrator, including at least one deposition each, it being the goal of the parties to resolve any disputes as expeditiously and economically as reasonably practicable. The parties agree to share equally in the payment of the administration costs of the AAA arbitration, including payment of the fees for the arbitrator, and any other costs directly related to the administration of the arbitration. The parties shall otherwise be responsible for their own respective costs and attorneys' fees relating to the dispute, such as deposition costs, expert witnesses and similar expenses, except as otherwise provided in this Agreement to the prevailing party.

The arbitrator may award, if properly proven, any damages or remedy that a party could recover in a civil litigation, and shall award costs and reasonable attorneys' fees to the prevailing party. The award of the arbitrator shall be issued in writing, setting forth the basis for the decision, and shall be binding on the parties to the fullest extent permitted by law, subject to any limited statutory right to appeal as provided by law. Judgment upon the award of the arbitrator may be entered in any court having proper jurisdiction and enforced as provided by law.

This agreement to arbitrate is freely negotiated between Executive and the Company and is mutually entered into between the parties. Each party understands and agrees that it is giving up certain rights otherwise afforded to it by civil court actions, including but not limited to the right to a jury trial; provided, however, that either party may seek provisional remedies in a court of competent jurisdiction as provided pursuant to applicable law.

11.	Section Headings

The section headings herein are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

12.	Compliance with Section 409A of the Code

Notwithstanding anything herein to the contrary, (a) if at the time of Executive's termination of employment with the Company Executive is a "specified employee" as such term is defined in Section 409A of the Code and the regulations thereunder, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (b) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section 12 in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified under this Section 12 without any interest thereon. The Company shall consult with Executive in good faith regarding the implementation of this Section 12; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto. Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a "Separation from Service" as such term is defined in Section 409A of the Code and the regulations and guidance promulgated thereunder and, for purposes of any such provision of this Agreement, references to a "resignation," "termination," "termination of employment," or like terms shall mean Separation from Service. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a "separate payment" within the meaning of the Section 409A of the Code. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a "deferral of compensation" within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (y) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

13.	Entire Agreement

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and this Agreement supersedes and replaces in all respects the Original Agreement. Further, the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein. In this regard, each of the parties represents and warrants to the other party that such party is not relying on any promises or representations that do not appear in writing herein. Each of the parties further agrees and understands that this Agreement can be amended or modified only by a written agreement signed by all parties.

14.	Notice

All notices required or permitted under this Agreement shall be in writing and shall be deemed effective: (a) upon delivery, if delivered in person; (b) upon delivery to Federal Express or other similar courier service, marked for next day delivery, addressed as set forth below; (c) upon deposit in United States Mail if sent by registered or certified mail, return receipt requested, addressed as set forth below; or (d) upon being sent by facsimile transmission, provided an original is mailed the same day by registered or certified mail, return receipt requested:

If to the Company:	MusclePharm Corporation
Attn: Chief Executive Officer
4721 Ironton Street, Building A
Denver, Colorado 80239
Facsimile: (800) 490-7165

If to Executive:	Donald Prosser

15.	Attorneys' Fees

In the event that any party shall bring an action or proceeding in connection with the performance, breach or interpretation of this Agreement, then the prevailing party in any such action or proceeding, as determined by the arbitrator, court, or other body having jurisdiction, shall be entitled to recover from the losing party all reasonable costs and expenses of such action or proceeding, including reasonable attorneys' fees, court costs, costs of investigation, expert witness fees, and other costs reasonably related to such action or proceeding.

16.	Assistance with Claims

Executive agrees that, for the period beginning on the Start Date, and continuing for a reasonable period after the termination or expiration of this Agreement for any reason, Executive will assist the Company in the defense of any claims that may be made against the Company and will assist the Company in the prosecution of any claims that may be made by the Company, to the extent such claims may relate to services performed by Executive for the Company. Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuits or potential claims that may be filed against the Company. For all assistance occurring after termination of Executive's employment by the Company, the Company agrees to provide reasonable compensation to Executive for such assistance. Executive also agrees to promptly inform the Company if asked to assist in any investigation of the Company (or its actions) that may relate to services performed by Executive for the Company, regardless of whether a lawsuit has been filed against the Company with respect to such investigation.

17.	Release of Claims

Executive shall not be entitled to receive the severance pay and benefits under Sections 6.2, 6.3, and 6.4, as applicable, unless (a) Executive executes and returns to the Company a Release (as defined below) on or before the 50th day following the date of termination or such shorter time as may be prescribed in the Release, (b) such Release shall not have been timely revoked by Executive, and (c) the date of termination constitutes a Separation from Service, and provided further, however, that if Executive violates his continuing obligations under Sections 4.1 , 4.2, 4.3, or 4.4, Executive shall not be entitled to receive such severance pay or benefits and Executive shall immediately repay to the Company upon written demand any severance pay or benefits that already have been paid to Executive. For purposes of this Agreement, the term "Release" means a waiver and release of claims by Executive in the form prescribed by the Company, which form may include, without limitation, an agreement by Executive not to disparage the Company, its affiliates, and other related persons or entities, but which form shall not include a release and waiver of claims for (i) indemnification or for coverage under officer and director liability policies, if applicable, (ii) claims with respect to the reimbursement of business expenses or with respect to benefits which are in each case to continue in effect after termination or expiration of this Agreement in accordance with the terms of this Agreement, (iii) claims he may have as a holder of options to acquire equity securities of the Company (which shall be governed by the documents by which Executive was granted such options) and (iv) claims he may have as a stockholder of the Company.

18.	Dodd-Frank Act and Other Applicable Legal Requirements

Executive agrees (i) to abide by any compensation recovery, recoupment, anti-hedging, or other policy applicable to executives of the Company and its affiliates, as may be in effect from time to time, as approved by the Board or a duly authorized committee thereof or as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") or other applicable law, and (ii) that the terms and conditions of this Agreement shall be deemed automatically amended as may be necessary from time to time to ensure compliance by Executive and this Agreement with such policies, the Dodd-Frank Act, or other applicable law.

19.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

EXECUTIVE HAS BEEN ADVISED THAT HE SHOULD SEEK INDEPENDENT REVIEW AND ADVICE FROM LEGAL COUNSEL AND TAX ADVISORS AS TO THE SCOPE AND POTENTIAL TAXES WH ICH COULD ARISE FROM THE AGREEMENT.

(Signature Page Follows)

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

MusclePharm Corporation

By:	/s/Richard Estalella
Name: Richard Estalella
Title: President

Executive

By:	/s/ Donald Prosser
Name: Donald Prosser
Title: Chief Financial Officer